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              KINGSTREET TOURS LIMITED AERIAL ADVERTISING AGREEMENT

               AGREEMENT made as of the 18th day of January 1994 by and between Airship International Ltd., a New York corporation ("Airship"), with its principal place of business at 7380 Sand Lake Road, Suite 200, Orlando, Florida 32819 and KINGSTREET TOURS LIMITED, a United Kingdom Company (the "Client"), with its principal place of business at 48 Woodstock Road, London, England W4 1US. Client and Airship are collectively referred to as the "Parties" to this
Agreement:

                              W I T N E S S E T H:

               WHEREAS, Airship is the owner and operator of a lighter-than air airship to be provided by Airship for use under this Agreement (the "Aircraft"); and

               WHEREAS, the Aircraft is suitable for aerial advertising;

and

               WHEREAS, the Client wishes to utilize the Aircraft for aerial advertising and promotion of Client's (and its affiliates') products, merchandise and services on a fixed fee basis; and

               WHEREAS, Airship wishes to furnish the Aircraft and all equipment, supplies and personnel required to operate the Aircraft under this Agreement;

               NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein and for other good








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and valuable consideration also set forth herein, the parties hereto do hereby agree as follows:

                                   SECTION ONE

                      OPERATING FEE, TERM OF THE AGREEMENT
                          AND DELIVERY OF THE AIRCRAFT

Operating Fee

               1.1 Airship shall provide the Aircraft to the Client, with all equipment, instruments, engines, computers, camera mount facilities, ground support vehicles, mooring masts, fuel, personnel, (including pilots and ground crew), necessary for the operation of the Aircraft.

               1.2 (a) Subject to the terms set forth in Section 1.4 below, Client shall pay an operating fee to Airship in the amount of $250,000 per month for each month for which the Airship shall be operated during the Term of this Agreement (as defined in Section 1.4(a) herein).

                   (b) Upon execution of this Agreement, Client shall pay to Airship $250,000 representing the initial monthly fee. Thereafter, Client shall pay the monthly installments set forth in Section 1.2(a) (subject to credit or offset pursuant to this Agreement) on the first business day each month for which the Airship is operated during the term of this Agreement.

                      (c) If the Commencement Date of this Agreement shall be other than the first day of a calendar month or if this Agreement is terminated as of a date that is not the last day of a calendar month, then the fee payable by Client to Airship for such

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month shall be prorated based upon the actual number of days in the month advertising services are provided to Client. Any such excess sums paid by Client shall be either (i) returned to Client or (ii) applied against Client's second monthly installment payment, at Client's option.

                      (d) Payment by Client shall be made to the order of Airship International Ltd., and shall be made at 7380 Sand Lake Road, Suite 200, Orlando, Florida 32819 or to such other place as may be designated in writing by Airship to Client in accordance with the Notice provisions of Section 11.2 of this Agreement. If any payment due under this Agreement remains unpaid for more than seven (7) days after the due date hereof, Client shall pay to Airship interest calculated at the rate of ten (10) percent per annum on the unpaid principal amount of any overdue payments from the date such payment was due to the date of payment. Any costs, including reasonable attorney's fees, incurred by Airship to recover sums due under this Agreement shall be paid by Client.

Flight Time

               1.3 (a) Airship shall provide to Client and Client shall schedule the Aircraft to fly, at least 120 hours of flight time per month of operation, subject to the limitations set forth in this Section 1.3. Flight time shall be measured from departure from Aircraft's mooring mast until mooring at said mast and will be determined by flight meter and/or pilot's log.

                      (b) Airship shall perform its flight operation duties and Client shall schedule the Aircraft to fly, on eight (8)

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consecutive hours per day for five (5) days in every week (including Saturdays and Sundays) during the term of this Agreement (and all extension renewals), including (i) travel from one base of operations to another; and (ii) required ground time for mooring, refueling, equipment installation as required, and boarding of passengers on the Aircraft; and (iii) pre-flight and post-flight activities, it being expressly understood by Client that during a normal eight hour work day, up to forty-five (45) minutes before and forty-five (45) minutes after flights ordinarily must be devoted to pre-flight and post-flight activities.

                      (c) Subject to Section 1.3(e) below, if the actual flight time shall be less than 120 hours during any one full month of operation (or pro rata for any portion of a month), for any reason other than the scheduled hangar periods set forth in Section 1.3(g)(ii) of this Agreement, then Client shall be due compensable flight time as set forth in this Section 1.3. Compensable flight time shall be defined as one hour of flight time in excess of 120 hours during one full month of operation (or pro rata for any portion of a month), for each hour less than 120 hours not flown.

                      (d) In the event Airship does not (i) provide compensable flight time to Client during the month succeeding the month in which the compensable flight time accrued, then Client shall have the option to either: (1) receive a pro rata reduction in the monthly installment payment due to Airship pursuant to Section 1.2(a) in the next succeeding month after Client elects to

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take the credit; or (2) receive compensable flight time as defined in Section
1.3 during any portion of the balance of the term of this Agreement or any renewals thereof. Each hour of compensable flight time shall be assigned a value of $2,500 for the purpose of computing the pro rata reduction in compensation due Client under Section 1.3. In the event that the total operating fee provided for in Section 1.2 (a) has been paid to Airship and Client has opted to receive a pro rata reduction under this section, Airship shall reimburse Client for the amount of such reduction within ten business days after Client notifies Airship in writing that it opts to receive reimbursement rather than compensable flight time. Compensable time use shall be charged against the earliest accrued compensable time.

                      (e) If the actual flight time shall be less than 120 hours during any one full month of operation (or pro rata for any portion of a month), as a result of Client's failure to schedule the Aircraft to fly for at least 120 hours in that month then Client shall not be due, under any circumstances, compensable flight time nor any credit against its monthly installment pay for such unused flight time.

                      (f) The required 120 hours of flight time per month shall be prorated on a daily basis where this Agreement does not commence on the first day of the month and/or where this Agreement terminates on a day other than the last day of the month.

                      (g) Airship shall have the right at its sole discretion, to withdraw the Aircraft from service (i) whenever

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weather conditions, limitations of the Aircraft, mechanical difficulties, licensing requirements and/or governmental regulations prevent or limit air flight and/or may cause damage or injury to the Aircraft or its personnel; and
(ii), after prior consultation with Client, but still at its sole discretion, for up to two 20-day hangar periods for scheduled airship maintenance.

Term of this Agreement

               1.4 The term of this Agreement shall commence on or about January 18, 1994 (the "Commencement Date"). The term of this Agreement shall terminate six months from the Commencement Date. The parties hereby agree that the Aircraft shall be operated for a minimum of three months during the Term. The Client shall notify Airship at last ten (10) days' in advance of each month for which the Airship will be operated. Notwithstanding anything in this Agreement to the contrary, Client shall receive a two-week period immediately following the Commencement Date during which the operating fee obligations of Section 1.2(b) shall not apply. Accordingly, the first month period for operating fee obligations under Section 1.2 shall consist of one month plus two weeks following execution of this Agreement. Upon termination of this Agreement, Airship shall take possession of the Aircraft from Client at the Aircraft's mooring mast at the geographic location where Client most recently utilized the Aircraft.

                                   SECTION TWO

                            OPERATION AND USE OF THE
                           AIRCRAFT AND AIRCRAFT CREWS

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Use of the Aircraft

                 2.1 (a) The Aircraft shall be used, exclusively, for the advertising and promotion of products, services, and merchandise which are sold, marketed, or otherwise provided for by Client or Client's companies, subsidiaries or affiliates. Client shall have the right to communicate and make arrangements with television stations for coverage of the Aircraft during televised events.

                      (b) Client shall have the right to advertise the products, merchandise or services of companies or persons other than those set forth in Section 2.1(a), including public service messages ("third party advertisers"), subject to the prior written consent of Airship, which consent shall not be unreasonably withheld or delayed; provided, however, that it shall not be considered unreasonable for Airship to withhold its consent to the advertising and promotion of products under this Section 2.1 where in Airship's discretion, such advertising (i) is offensive to, or violates community standards; or (ii) violates any applicable regulations and directives of any civil aviation authorities having jurisdiction over the Aircraft; or (iii) violates the terms of any other agreement executed or contemplated by Airship as of the date of this Agreement with Client or a third party; or (iv) violates any exclusive right granted another user of an Aircraft provided by Airship under an exclusive agreement (executed or contemplated as of the date of this Agreement) for a term of ninety (90) days or more, subject to the limitations of Section 10.2.

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                      (c)  Client shall inform Airship of its intention to
sell advertising space on the Aircraft to a third party advertiser in writing, setting forth the identity of such advertiser and the terms of such party advertising. Where such third party advertiser does not then violate an existing exclusive advertising right granted by Airship under any other agreement entered into by Airship, Client may continue to sell space to such third party advertiser without regard to any subsequent agreements entered into by Airship with other third party advertisers under an agreement between Airship and another user of an Aircraft provided by Airship.

                      (d) Airship shall inform Client of any objections to any proposed third party advertising by Client within five (5) days after Airship's receipt of written notice from Client of the proposed third party advertising. Operation of the Aircraft

               2.2 (a) Client shall take no action nor require Airship to take any action that will prevent or limit Airship from operating the Aircraft, and Airship shall operate the Aircraft, in the following manner:

                             (i)    The Aircraft shall be operated in
accordance with all applicable federal, state, municipal or other laws, rules, regulations, ordinances and orders now existing or enacted of any jurisdiction to, from, or through which Airship or Client shall use or operate the Aircraft;

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                             (ii)    The Aircraft shall be operated in
accordance with the manufacturer's approved flight manual and Airship's operations manual for the Aircraft, engines, equipment, components and accessories under the guidance of the Federal Aviation Administration ("FAA") and the Department of Transportation ("DOT") and in accordance with the applicable regulations an any other civil aviation authorities having jurisdiction over the Aircraft;

                             (iii)  The Aircraft shall be operated by pilots
and other qualified personnel holding valid licenses and other necessary authorizations as may be required by applicable laws, regulations and directives; and

                             (iv)  The Aircraft shall be operated for the
purposes and in the manner set forth in any application for insurance executed in connection with the Aircraft and in accordance with the terms of any insurance policies relating to the Aircraft or its operations, and in accordance with the geographical area covered by the policies of insurance required hereunder, and in a manner which will not cause a suspension of insurance or make applicable any exclusionary provision of such policies.

                      (b)  The Aircraft shall not be used or operated:
                             (i)  at any time when the insurance referred to

in Section 4 of this Agreement is not in full force and effect;
                             (ii) to transport hazardous or perilous cargo;
                            (iii) in a manner which endangers the Aircraft's
appropriate airworthiness certificate, or in a manner which

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violates or may cause Airship to violate any license, registration or directive relating to the Aircraft issued by any aviation authority having jurisdiction over the Aircraft;

                             (iv)  for any purpose for which, in Airship's
discretion, the Aircraft is not designed or suited;

                      (c) If weather conditions permit, the Aircraft flight shall generally operate at an altitude of 1,000 feet above ground level and shall be conducted pursuant to the FAA regulations for Visual Flight Rules;

                      (d) The Aircraft is or will be permitted to operate in all areas in which general civil aviation is permitted to operate subject to weather conditions, physical limitations of the Aircraft and/or governmental regulations pertaining to the operation of the Aircraft.

Schedules of Operation

               2.3 (a) On a weekly or bi-weekly basis, Client and Airship shall establish the local regional area and hours of operations (the "Local Regional Schedule") for the Aircraft. Client may reasonably amend the Schedules, provided, however, that Airship can comply with Client's request. Airship shall use its best efforts to accommodate such regional changes when requested by Client, however, Airship specifically reserves the right to refuse its consent to such amendment whenever Airship (i) is unable to obtain clearance with the appropriate governmental agencies; and/or (ii) is unable to make appropriate ground arrangements.

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                      (b)  Airship shall have the right to refuse to fly
the Aircraft in accordance with the Local Regional Schedules of Operations (and any amendments thereto) whenever in Airship's sole discretion, weather conditions, physical limitations of the Aircraft and/or applicable governmental rules or regulations prevent or limit adherence to the Local Regional Schedules of Operations.

Guests Aboard the Aircraft

               2.4 (a) Client shall be permitted to invite guests on board the Aircraft subject to (i) Airship's prior written consent; (ii) operational limits, schedules and capacity of the aircraft; and (iii) applicable governmental rules and regulations; provided however, that Client shall at no time require Airship to take either cargo or passengers for hire.

                      (b) All guests of the Client approved by Airship shall sign a waiver of liability on a form provided by Airship, releasing Airship, Client, their officers, directors, stockholders, and all related or affiliated companies from liability for personal or property damage or injury to such guests. Airship shall obtain such waivers for Client. Airship and Client shall not permit any guest to board the Aircraft without execution and delivery to Airship of the required waiver.

Demonstration Flight

               2.5 During the term of this Agreement and any extensions thereof, Airship shall have the right, upon written notice to

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Client, to conduct demonstration flights of the Aircraft during times which shall not otherwise interfere with the Client's advertising program.

               2.6 At Client's option, either (i) Client shall provide all necessary uniforms for the Airship flight crews and all decals and logos for use on ground support vehicles or (ii) Airship shall provide such uniforms, decals or logos conforming to Client's requirements at Client's expense. Such uniforms, decals and logos shall be cleaned or replaced from time to time by Airship or Client, as the case may be, in order to main and presentable appearance to the public. Client's registered trademarks, trade names and other proprietary property connection with such uniforms, painted logos and decals shall remain the property of Client and/or subsidiaries and affiliates. In the event that Client does not require uniforms, decals or logos, the crew of the Aircraft shall wear Airship uniforms and Airship decals and logos shall be used, at Airship's expense.

               2.7 (a) Notwithstanding anything to the contrary contained herein, the actual operation of the Aircraft shall remain Airship's sole responsibility. Airship which shall have sole discretion over the determination of actual conditions and through its pilot in command of the Aircraft, shall make the final determination whether geographic, topographic and/or weather conditions are within acceptable limits to permit the Aircraft to fly.

                     (b) Where any proposed flight is cancelled, or there is a deviation from the Local Regional Schedule of Operations

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as a result of (i) prevailing or forecast weather conditions; (ii) topographic problems; and/or (iii) physical limitations of the Aircraft, then the pilot in command of the Aircraft shall make a notation regarding the circumstances for such cancellation or deviation in the Aircraft's logs.

                                    SECTION 3

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

               3.1 (a) Airship represents, warrants and covenants that:
                             (i)    The Aircraft shall measure approximately
194 feet in length, 62 feet in height, and 50 feet in width; (ii) The Aircraft will be a certified standard type aircraft under the laws of the International Civil Aviation Organization (ICAO);

                             (iii)  As of the Commencement Date, Aircraft
shall have a valid Certificate of Airworthiness issued by the country of origin or the FAA, and Airship shall maintain valid certificates of airworthiness for the Aircraft at all times.

                             (iv)   The Aircraft is, or will be on the
Commencement Date, in good condition and usable for the purposes contemplated by this Agreement; and

                             (v)    Airship shall maintain registration of the
Aircraft under applicable laws during the term of this Agreement, and shall obtain and maintain in effect, the required approvals of the FAA, DOT and any other aeronautical authorities having jurisdiction to operate the Aircraft in the United States.

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                      (b)  As owner and operator of the Aircraft, Airship
shall be responsible for performance of all Aircraft overhaul, engine overhaul and maintenance required during the terms of this Agreement under the guidance of the regulations of the FAA, DOT or other governmental authority having jurisdiction over the Aircraft.

                      (c) Airship shall maintain all records, logs and other materials required by the FAA, DOT, or other governmental authority having jurisdiction over the Aircraft. Airship agrees to permit Client, or its duly authorized agents or representatives, to inspect the Aircraft and its logs upon reasonable notice to Airship.

                      (d) Prior to the Commencement Date, the Aircraft and ground support equipment shall be painted and/or decaled by Airship in an exterior paint or decal design in accordance with Client's specifications, which design is annexed hereto as Exhibit A. Airship shall maintain the paint and/or decals in a clean and orderly condition for the term of this Agreements. Client shall have the right to change the paint scheme of the Aircraft envelope and/or ground support equipment at any time during the term of this Agreement and all renewals thereof, provided Airship receives at least sixty (60) days written notice of the change. A charge of Fifty Thousand ($50,000) Dollars will be payable by the Client to Airship for each subsequent redesigned paint scheme for the Aircraft and support equipment, if any, which Client may require. All operating time lost on account of such change by the Client shall constitute "flight time" under Section 1 and Client shall not

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receive any credit or compensable flight for such lost operating flight time.

                      (e) Airship shall maintain, service and repair the Aircraft so as to (i) keep each component of the Aircraft in operating condition; (ii) meet the requirements of the maintenance plans recommended by the manufacturers of the engines, envelope and gondola comprising the Aircraft;
(iii) keep the Aircraft certified as airworthy by the governmental agency with jurisdiction over the Aircraft; (iv) comply with any other governmental authority airworthiness directives applicable to the Aircraft; and (v) keep the Aircraft clean and in suitable condition to provide services required under this Agreement.

                      (f) Airship shall maintain, service and repair all ground support vehicles and equipment supplied by so as to (i) keep the components thereof in good operating condition; (ii) keep such vehicles and equipment properly licensed and (iv) keep the vehicles and equipment clean and in good condition fit to provide the service required of Airship hereunder.

                      (g) Airship represents and warrants that all necessary approvals, licenses and permits required by the DOT, FAA, or other required federal, state or local governmental authority necessary for the execution of this Agreement have been or will be obtained prior to the commencement of this Agreement and that if required, such approvals, licenses and permits shall be maintained in effect during the term of this Agreement.

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               3.2 Airship represents and warrants that (i) Airship is a
corporation duly organized and validly existing under the laws of the State New York; (ii) Airship is duly qualified and authorized to do business jurisdiction where the nature of its business makes such authorization necessary; (iii) Airship has the power, authority and legal right to enter into and perform this Agreement and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Airship; (iv) the execution of this Agreement and compliance with its terms and conditions will not contravene any permit applicable to Airship, nor conflict with, or breach of the terms and condition hereof, nor constitute a default under the Articles of Incorporation or By-Laws of Airship or any agreement or instrument to which Airship is now a party; (v) this Agreement constitutes a legal, valid and binding obligation of Airship; and (vi) there are no suits, actions or proceedings pending, or to Airship's knowledge, threatened, in court or before or by any regulatory commission, board or other administrative agency which may have a material adverse effect on the business, operations or financial condition of Airship.

               3.3 Client represents and warrants that (i) Client is a corporation duly organized and validly existing under the laws of the United
Kingdom: (ii) Client is duly qualified and authorized to do business in each jurisdiction where the nature of its business makes such authorization necessary; (ii) Client has the power, authority and legal right to enter into and perform this Agreement

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and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Client; (iv) the execution of this Agreement and compliance with its terms and conditions will not contravene any franchise or permit applicable to Client, nor conflict with, or result in a breach of the terms and conditions here, nor constitute a default under the Articles of Incorporation or By-Laws of Client or any agreement or instrument to which the Client is now a party; (v) this Agreement constitutes a legal, valid and binding obligation of the Client; and (vi) there are no suits, actions or proceedings pending, or to Client's knowledge, threatened, in court or before or by any regulatory commission, board or other administrative agency which may have a material adverse effect on the business, operations or financial condition of Client.

                                  SECTION FOUR

                                   INSURANCE

               4.1 (a) During the term of this Agreement, Airship shall procure and maintain the following insurance coverage:

                             (i)    Comprehensive Aviation Liability Insurance
with respect to the use and operation of the Aircraft, having single limit of not less than $100,000,000.00, insuring and covering Airship and as an additional insured pursuant to section 4.1(b)(i) Client, against all liability for injury, damage or claims caused by or arising out of, or in connection with the injuries to, or deaths of passengers or third persons or damage to property;

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                             (ii)     Automobile Liability Insurance or other
general liability insurance covering all owned and rented/hired automobiles, trucks, trailers, and other vehicles and ground support equipment used by Airship in the performance of its duties under this Agreement. Such insurance shall provide coverage of not less than the Standard Comprehensive automobile Liability Policy in limits not less than $10,000,000 combined single limit each occurrence for Bodily Injury and Property Damage; and

                             (iii)  Worker's compensation insurance in
conformity with the statutory limits of the states in which Airship shall be required to carry such insurance.

                      (b)  The liability insurance as set forth in
Section 4.1(a)(i) and (ii) shall include the following:

                             (i)    Additional Insured:  Client and its
subsidiaries and affiliates and their respective assigns, officers, directors and employees, and David Gilmour, Nicholas Mason, Richard Wright and Tourlight Inc., a Delaware corporation ("Tourlight"), shall be included as additional insured under Section 4.1(a)(i) and (ii) with respect to the use and operation of the Aircraft;

                             (ii) Waiver of Subrogation: The insurers shall
agree to waive their rights of subrogation against client and its subsidiaries and affiliates and their respective agents, assigns, officers, directors and employees;

                             (iii) Breach of Warranty: Such insurance as is
afforded Client shall not be invalidated by any act or neglect of Airship whether or not such act or neglect is a breach or

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violation of any warranties, declarations of conditions of the policies;
provided, however, that the policy or policies providing the Automobile Liability Insurance and other coverage provided for in Section 4.1 (a)(ii) may be interpreted by the insurance underwriter thereof in such a manner as to invalidate or restrict coverage for Client if the coverage for Airship shall have been invalidated or restricted due to a breach of warranty by Airship.

                             (iv)  Cross Liability:  The inclusion of more
than one corporation, person, organization, firm or entity as Insured under the policy of insurance shall not in any way affect the rights of any claim, demand, suit or judgment made, brought or recovered, by or in favor of any other insured, or by or in favor of any employee of such other insured. This policy shall protect each corporation, person, organization, firm or entity in the safe manner, as though a separate policy had been issued to each, but nothing herein shall operate to increase the insurer's liability as set forth as limits to the policy beyond the amount or amounts for which the Insurers would have been liable if only one person or interest had been named as insured.

                             (v) Primary: With respect to such insurance as is
afforded to the additional insured specified above, this insurance shall be primary with respect to damages or claims arising from acts or omissions by Airship without right or contribution from any other insurance which is carried by the Client.

                             (vi) Cancellation: Insurers shall agree that, in
the event they cancel or materially change such insurance policies, they will give (30) days advance written notice (seven days in the case of war risk) of such cancellation or material change to Client.

                             (vii)  Geographic Limits:  The geographic
limits of such insurance shall include all states within the continental United States.

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                             (viii)  Certificate of Insurance:  At least ten
(10) days prior to the commencement of this Agreement and from time to time as Client shall reasonably request, and prior to each renewal date of the insurance, Airship shall furnish to Client certificates and cover notes (summarizing policies) evidencing that the foregoing liability insurance is in full force and effect.

                                  SECTION FIVE

                                   INDEMNITY

                             5.1 Airship hereby assumes liability for, and
hereby agrees to indemnify, reimburse, protect, save and hold harmless Client, its subsidiaries and affiliates and their successors, assigns, agents, employees and servants, and David Gilmour, Nicholas Mason, Richard Wright and Tourlight, from and against, all claims, actions, suits or legal proceedings, in connection with the purchase, ownership or, operation, lease of the aircraft, ground support vehicles and equipment. This indemnity shall not however extend to (i) claims arising from the advertising and promotion of Client's advertising copy on the Aircraft or the advertising copy of third party advertisers; (ii) any injury due to the negligence (in material part) or intentional acts of Client or its third party advertisers or their officers, directors, agents, employees or those of any affiliated company; and (iii) any sales, use or other similar tax assessed to a user of goods and/or services which shall be the sole obligation of the Client.

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               5.2 Client hereby assumes liability for and hereby agrees to indemnify, reimburse, protect, save and hold harmless Airship, its successors, assigns, agents, employees and servants, from and against, any and all claims, actions, suits, or legal proceedings, in any way related to the advertising and promotion of Client's and its third-party advertiser's advertising copy on the Aircraft or, any injury due to the negligence (in material part) or intentional acts of Client or its third party advertisers, or their officers, directors, agents, employees or those of an affiliated company or any sales, use or other similar tax imposed on Airship as a result of the operation of the Aircraft on behalf of Client.

                                   SECTION SIX

                          GRAPHIC, COPY AND PROGRAMING

               6.1 Airship shall prepare and maintain a fixed electric NightSign(TM) on each side of the Aircraft.

               6.2 All advertising of Client and its third-party advertisers shall be in good taste and conform to the community standards. Airship shall have the right to refuse to display copy which, in Airship's sole discretion, does not comply with community standards.

                                  SECTION SEVEN


                     COMMERCIAL EXPLOITATION OF AIRCRAFT

               7.1 (a) Client may commercially exploit the likeness of the Aircraft including the use of the Aircraft, for photographic purposes and the taping of commercials and on items of merchandise

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during the term of this Agreement and for a period of 18 months after the termination or expiration of this Agreement, after which time Client agrees not to commercially exploit the Aircraft or its likeness.

                      (b)  Client shall have the right for a period of one
(1) year after termination of this Agreement, to sell, distribute or give-away all merchandise or products already produced or manufactured by or for Client which commercially exploit the Aircraft or its likeness for the purposes of liquidating the merchandise or give-aways. Notwithstanding the foregoing, Client may use all of its existing inventory of brochures, souvenir books, and other materials which include a photograph of the Aircraft until the inventory is exhausted.

                                  SECTION EIGHT

                               CONDITION PRECEDENT

               8.1 The obligations of Client and Airship to perform its respective obligations under this Agreement are specifically conditioned upon the issuance and continuance by DOT and any other applicable governmental authorities of all necessary permits for commercial air operations of the Aircraft in connection with this Agreement and the Schedule of Operations by no later than the Commencement Date.

                                  SECTION NINE

                                EVENT OF DEFAULT

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               9.1 The occurrence of any one of the following events will be deemed to be and shall be treated as a default under this Agreement and just cause for its termination by the non-defaulting party:

                      (a) Breach or failure by either party in the due observance or performance of any term, covenant, warranty, representation or agreement contained in this Agreement, which breach or failure continues unremedied or uncorrected for a period of ten (10) days after written notice by the non-breaching party to the defaulting party, which notice shall specify the breach and require that it be remedied; or

                      (b) (i) Either party shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against either party seeking to adjudicate such party as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking appointment of a receiver, trustee or other similar official for such party or for any substantial part of their property, and such proceeding shall not have been dismissed within ninety (90) days; or (iii) either party shall take any action to authorize any of the actions set forth above in this subsection (b); or

                      (c) The operation of the Aircraft (i) without a valid Certificate of Airworthiness in effect; or (ii) by any

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operator other than Airship, its authorized agents, servants or employees.

                                   SECTION TEN

                               RESTRICTIVE COVENANT

               10.1 Airship does hereby covenant and agree that during the term of this Agreement and all renewals thereof, that it shall not operate any lighter-than-air aircraft for the purpose of advertising for any other musical groups.

               10.2 Client does hereby covenant and agree that during the term of this Agreement and all renewals thereof, nothing herein shall prevent Airship from operating any lighter-than-air aircraft for any other person or third party, and nothing herein shall prevent Airship from entering into negotiations and/or binding aerial advertising agreements with other clients for the operation of additional aircraft owned or acquired by Airship, subject to the restrictions set forth in Section 10.1 herein.

                                 SECTION ELEVEN

                                  MISCELLANEOUS

               11.1 Client acknowledges and agrees that it does not and will not acquire by this Agreement, any legal or equitable right, title or interest whatsoever in the Aircraft or the proceeds of the sale of the Aircraft, or in Airship's equipment, instruments, engines, computers, ground support vehicles or mooring masts. Client acknowledges and agrees that it has not obtained nor will obtain any license to use the likeness of the Aircraft as a

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result of this Agreement, except as may be expressly set forth herein.

               11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given unless otherwise provided herein, if delivered in person or mailed by certified mail, returned receipt requested, with first call postage prepaid;

                      (a)    If to Airship:

                             7380 Sand Lake Road, Suite 200
                             Orlando, Florida 32819
                             Attn:  Louis J. Pearlman, President

               with a copy to:

                               Baer Marks & Upham
                                805 Third Avenue
                            New York, New York 10022
                        Attn: Samuel F. Ottensoser, Esq.

               (b)    If to Client:
                            Kingstreet Tours Limited
                                48 Woodstock Road
                             London, England W4 1US

               with a copy to:

                             Jerome Walton
                             Walton & Co.
                             Lanterns Lodge
                             Bridge Lane
                             London SW11 3AD

such names and addresses may be changed by written notice to each person listed above, provided that any change of address shall be effective only on receipt.

               11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York,

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without giving effect to the principles of conflict of laws thereof.

               11.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

               11.5 Headings. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

               11.6 Entire Agreement. This Agreement, including the schedules and documents annexed hereto, and the documents and the documents and agreements referred to herein, embodies the entire agreement and understanding of the parties with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understanding between the parties with respect to the subject matter of this Agreement.

               11.7 Parties in Interest. This Agreement shall not be assignable, except with the express written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Except as otherwise expressly contemplated hereby, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

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               11.8 Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstances shall, at any time or to any extent, be rendered invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

               11.9 Amendment and Modification. This Agreement may be amended or modified only by written agreement of the parties hereto or their successors or assigns.

               11.10 No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

               11.11  Risk of Loss.
                      (a) During the term of this Agreement, the risk of loss with respect to the aircraft shall be upon Airship. In the event that (i) the Aircraft is subject to minor damage or injury; and/or (ii) the Aircraft is grounded due to accident, mechanical failure and/or licensing, approval or permit difficulties (other than weather interference or Client's actions), then the obligations of the parties under this Agreement shall abate until such time as the Aircraft or a replacement aircraft is certified and authorized to fly, at which time continue in full force and effect; provided, however, this Agreement shall be null and void as

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of the date the aircraft is grounded where the abatement exceeds three (3) months.

                      (b) In the event that a total loss of all or substantially all of the Aircraft shall occur and a replacement aircraft cannot be provided by Airship, Airship shall promptly give written notice of such loss to Client, in which event this Agreement shall terminate and be of no further force and effect; provided, that in such event, a pro rata portion of the monthly fee (based on the number of days remaining, following such total loss, in the month of such total loss) paid pursuant to Section 1.2 by Client to Airship for the month in which such total loss occurs shall be reimbursed to Client by Airship.

               11.12 Upon termination of this Agreement, Airship shall promptly fly to a suitable hangar and remove all logos and other materials belonging to Client within ninety (90) days after such termination.

               11.13  Submission to Jurisdiction; Waiver of Jury Trial.
A.  The Client hereby irrevocably and unconditionally:

                             (i)    submits for itself and its property in any
legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereto, to the non-exclusive general jurisdiction of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                             (ii)  consents that any such action or
proceeding may be brought in such courts, and waives any objection

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that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                             (iii)  agrees that service of process in any
such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth in subsection 11.2 or at such other address of which the Agent shall have been notified pursuant thereto; and

                             (iv)  agrees that nothing herein shall affect
the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            AIRSHIP INTERNATIONAL LTD.

                                            By:   ALAN SIEGEL
                                               --------------------------

                                            KINGSTREET TOURS LIMITED


                                            By:      [signature]
                                               ---------------------------

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